U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Wagner, Robert N.
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   (Last)                           (First)             (Middle)

777 West Rosedale Street, Suite 300
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                                    (Street)
Fort Worth, Texas  76104
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Quicksilver Resources Inc. (KWK)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Statement for Month/Year

2/2002
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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

               Vice President - Engineering
               ----------------------------
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________

================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common stock, $.01 par value          02/01/02       F                3,400      A      N/A      18,190         D         N/A
====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                      10.
                                                                                                             9.       Owner-
                                                                                                             Number   ship
                                                                                                             of       Form
                    2.                                                                                       Deriv-   of
                    Conver-                    5.                                 7.                         ative    Deriv-  11.
                    sion                       Number of                          Title and Amount           Secur-   ative   Nature
                    or                         Derivative    6.                   of Underlying     8.       ities    Secur-  of
                    Exer-             4.       Securities    Date                 Securities        Price    Bene-    ity:    In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and      (Instr. 3 and 4)  of       ficially Direct  direct
                    Price    Trans-   action   or Disposed   Expiration Date      ----------------  Deriv-   Owned    (D) or  Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)               Amount  ative    at End   In-     ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------               or      Secur-   of       direct  Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date        Expira-            Number  ity      Month    (I)     ship
Security            Secur-   Day/     ------   ------------  Exer-       tion               of      (Instr.  (Instr.  (Instr. (Instr
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable     Date     Title     Shares  5)       4)       4)      4)
------------------------------------------------------------------------------------------------------------------------------------

*Stock Option       $7.125                                   7-1-01(1/3) 7-01-05  Common    16,666  N/A      16,666   D       N/A
                                                             7-1-02(1/3)          stock,
                                                             7-1-03(1/3)          $.01
                                                                                  par value
------------------------------------------------------------------------------------------------------------------------------------
*Stock Option       $3.6875                                  2-10-01(1/3)2-01-05  Common    36,158  N/A      36,158   D       N/A
                                                             2-10-02(1/3)         stock,
                                                             2-10-03(1/3)         $.01
                                                                                  par value
------------------------------------------------------------------------------------------------------------------------------------
*Stock Option      $16.04                                    12-4-02(1/3)12-4-06  Common    4,167   N/A      4,167    D      N/A
                                                             12-4-03(1/3)         stock,
                                                             12-4-04(1/3)         $.01
                                                                                  par value
====================================================================================================================================

Explanation of Responses:
*Represents a right to buy.


 /s/ Robert N. Wagner                                      3/7/02
---------------------------------------------            -----------------------
By:  Robert N. Wagner                                    Date

**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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